Exhibit 99.1


                      AMERICAN MORTGAGE ACCEPTANCE COMPANY
           COMMENTS ON PROPOSED ACQUISITION OF RELATED CAPITAL COMPANY


NEW YORK, NEW YORK - December 18, 2002 - American Mortgage Acceptance Company ("AMAC" or "the Company"; AMEX:AMC) today announced that the proposed acquisition of Related Capital Company ("RCC"), an affiliate of Related AMI Associates, AMAC's external advisor (the "Advisor"), by Charter Municipal Mortgage Acceptance Company ("CharterMac") should not affect AMAC or its day-to-day operations. The proposed acquisition contemplates that the same management team that is currently managing AMAC will continue to manage AMAC if the acquisition of RCC by CharterMac is completed.

CharterMac, a full-service multifamily finance company, is also managed by an affiliate of RCC. Today, CharterMac announced that its Board of Trustees unanimously approved the acquisition of RCC by CharterMac, which would internalize CharterMac's management as part of the proposed acquisition. The acquisition is subject to approval by CharterMac's common shareholders, as well as other customary closing conditions, and will be voted upon by CharterMac shareholders at a special shareholder meeting, subject to regulatory review of a proxy statement.

Upon the completion of the acquisition, CharterMac will assume the principals of RCC's ownership position in the Advisor and will continue to provide management services to AMAC through the current management contract.

"The acquisition of RCC by CharterMac will not have any material effect on AMAC or on any of AMAC's shareholders," stated Stuart J. Boesky, Chief Executive Officer and President of AMAC. "AMAC's management team remains committed to operating the Company and will continue to pursue additional opportunities to add value to our shareholders."

For additional information on the acquisition of RCC by CharterMac, please feel free to visit CharterMac's website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

About the Company
AMAC is a real estate investment trust that specializes in multifamily housing finance. AMAC originates and acquires mezzanine loans, bridge loans and government insured first mortgages secured by multifamily housing properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Shareholder Services Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


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